Exhibit 4.1

CERTIFICATE OF AMENDMENT

OF

THE RESTATED CERTIFICATE OF INCORPORATION OF

STEMCELLS, INC.

Pursuant to Section 242 of the General
Corporate Law of the State of Delaware

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     StemCells, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

     FIRST, the Restated Certificate of Incorporation of StemCells, Inc. (the “Corporation”) is hereby amended so that the first paragraph of Section Four is deleted in its entirety and restated as follows:

     Four. The total number of shares of stock that this Corporation shall have authority to issue is 126,000,000, consisting of 125,000,000 shares of Common Stock, with a par value of $.01 per share (the “Common Stock”), and 1,000,000 shares of Undesignated Preferred Stock with a par value of $.01 per share (the “Undesignated Preferred Stock”).

     SECOND, the foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporate Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name this 25th day of May, 2004.

STEMCELLS, INC.
By:	/s/ Iris Brest
	Name:	Iris Brest
	Title:	General Counsel